                THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND
                 THE CONNECTICUT GENERAL LIFE INSURANCE COMPANY.
                       PLEASE READ YOUR POLICY CAREFULLY.

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

           Home Office:     900 Cottage Grove Road     A Stock Company
                            Bloomfiled, CT 06002

                          Mailing Address:  Hartford, CT  06152
                          Telephone      :  860-726-6000



                 INSURED   JOHN DOE           POLICY NUMBER   SPECIMEN


INITIAL SPECIFIED AMOUNT   $100,000           DATE OF ISSUE   JANUARY 1, 1996


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

The Company agrees to pay the death benefit to the Beneficiary upon receipt of due proof of the Insured's death during the continuance of the policy. Such payment shall be made as provided under the Payment of Proceeds provision. The Company further agrees to pay the Surrender Value to the Owner upon Surrender of the policy.

RIGHT TO EXAMINE POLICY. The policy may be returned to the insurance agent through whom it was purchased or to the Company within (a) 45 days from the date the application is signed by the Owner, or (b) 10 days after its receipt (20 days after its receipt where required by law for policies issued in replacement of other insurance), whichever is later. During this period, the premium will be held in a Money Market Fund. If the policy is so returned, however, it will be deemed void from the Date of Issue, and the Company will refund the premium paid. If the policy is not returned during the Right to Examine period, the premium payment will be processed as set forth in the Allocation of Premium Payments provision.

ALL BENEFITS AND VALUES PROVIDED BY THIS POLICY WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT AMOUNT ON THE DATE OF ISSUE EQUALS THE INITIAL SPECIFIED AMOUNT OF THE POLICY. THEREAFTER, THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED UNDER THE INSURANCE COVERAGE PROVISIONS.

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, this policy is executed by Connecticut General Life Insurance Company as of its Date of Issue.

           /s/                                              /s/ Thomas C. Jones

               Registrar                                         President

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
           Variable life insurance payable upon death of the Insured.
                     Surrender Value payable upon Surrender.
           Flexible Premiums.  Non-Participating. Investment results
                          reflected in policy benefits.

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                                TABLE OF CONTENTS


Policy Schedules                                                        Schedule

       Policy Specifications . . . . . . . . . . . . . . . . . . . . . . . . . 1

       List of Variable Account Sub-Accounts . . . . . . . . . . . . . . . . . 2

       Table of Charges and Fees for This Policy . . . . . . . . . . . . . . . 3

       Table of Guaranteed Maximum Cost of Insurance Rates . . . . . . . . . . 4

       Table of Corridor Percentages . . . . . . . . . . . . . . . . . . . . . 5

       Table of Net Single Premium Factors . . . . . . . . . . . . . . . . . . 6

       Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7


Policy Provisions                                                           Page

       Premium and Reinstatement Provisions. . . . . . . . . . . . . . . . . . 3

       Ownership and Beneficiary Provisions. . . . . . . . . . . . . . . . . . 3

       Variable Account Provisions . . . . . . . . . . . . . . . . . . . . . . 4

       Policy Value Provisions . . . . . . . . . . . . . . . . . . . . . . . . 5

       Transfer Privilege Provisions . . . . . . . . . . . . . . . . . . . . . 7

       Nonforfeiture and Surrender Provisions. . . . . . . . . . . . . . . . . 8

       Loan Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

       Insurance Coverage Provisions . . . . . . . . . . . . . . . . . . . . . 9

       General Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . .11


               Followed by Optional Methods of Settlement and any
                    Additional Insurance Benefits and Riders

               The Policy Schedules come right after this page.
          They give specific facts about this policy and its coverages.
                 Please refer to them while reading this policy.

           Policy Schedules are intentionally blank on the back side.

                                                                           LN620

                                POLICY SCHEDULE 1
                              POLICY SPECIFICATIONS


            POLICY NUMBER     SPECIMEN              DATE OF ISSUE     JANUARY 1, 1996

                  INSURED     JOHN DOE               AGE AT ISSUE     35

 INITIAL SPECIFIED AMOUNT     $100,000              PREMIUM CLASS     LIMITED UNDERWRITING - NONSMOKER

 MINIMUM SPECIFIED AMOUNT     [$ 1,000]      DEATH BENEFIT OPTION     OPTION B
_________________________________________________________________________________________________________________________________

OWNER                                             :  AS DESIGNATED IN THE APPLICATION FOR THIS POLICY

BENEFICIARY                                       :  AS DESIGNATED IN THE APPLICATION FOR THIS POLICY

BENEFIT                                           :  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

MONTHLY ANNIVERSARY DAY                           :  1

PLANNED PERIODIC PREMIUM                          :  $665.00

PAYMENT MODE                                      :  ANNUAL

SEC GUIDELINE ANNUAL PREMIUM AMOUNT               :

ELECTED TEST FOR COMPLIANCE WITH                  :  CASH VALUE ACCUMULATION
IRC DEFINITION OF LIFE INSURANCE                     (USE POLICY SCHEDULE 6)

LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS      :  The minimum allocation percentage to the Fixed Account or a Variable Account
                                                     Sub-Account is [10%].  All allocations must be made in whole percentages and in aggregate must total 100%.  Premium payments will be allocated net of the
                                                     Premium Load specified in Policy Schedule 3.

LIMITS ON TRANSFERS                               :  Transfer(s) from the Fixed Account may only be made during the 30-day period following each Policy Anniversary. Transfer(s) is (are) subject to a maximum aggregate annual limit of [20%] of the Fixed Account Value as of that Policy
                                                     Anniversary.  If the Fixed Account value is less than $5,000.00 as of Policy
                                                     Anniversary, however, the annual limit of 20% will not apply.

                                                     Transfer(s) into the Fixed Account may only be made during the 30 day period immediately prior to a Policy Anniversary.

                                                     The Company has the right to limit the dollar amount of such transfers into and from the Fixed Account.

ADDITIONAL BENEFITS                               :  ADDITIONAL INSURANCE BENEFIT
                                                       EFFECTIVE DATE              :
                                                       ADDITIONAL SPECIFIED AMOUNT :

                                                     EARLY WITHDRAWAL RIDER (LR458)
                                                     SUICIDE WAIVER RIDER (B7631AA)
                                                     ACCELERATED DEATH BENEFIT RIDER (B10191)
                                                     EXCHANGE OF LIFE RIDER (LR330)


                                                               POLICY SCHEDULE 1

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GUARANTEED INTEREST RATE FOR THE FIXED ACCOUNT:        The lesser of 4% or the prevailing 30 Day Treasury Bill Rate as of the last day of the preceding calendar month.


                                                               POLICY SCHEDULE 1

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                                POLICY SCHEDULE 2
                      LIST OF VARIABLE ACCOUNT SUB-ACCOUNTS




FUND GROUPS                                             FUNDS (SUB-ACCOUNTS)


Alger American Fund                                     Alger American Small
                                                        Cap Portfolio

                                                        Alger American MidCap
                                                        Growth Portfolio

                                                        Alger American Growth
                                                        Portfolio

Variable Insurance Products Fund I                      High Income Portfolio
                                                        Equity-Income Portfolio

Variable Insurance Products Fund II                     Index 500 Portfolio
                                                        Investment Grade Bond
                                                        Portfolio

Janus Aspen Series Trust                                Janus Aspen Series
                                                        Short-Term Bond
                                                        Portfolio

                                                        Janus Aspen Series
                                                        Worldwide Growth
                                                        Portfolio

MFS Variable Trust                                      MFS Emerging Growth
                                                        Portfolio

                                                        MFS Total Return
                                                        Portfolio

OCC Accumulation Trust                                  OCC Accumulation Trust
                                                        Small Cap Portfolio

                                                        OCC Accumulation Trust
                                                        Managed Portfolio

                                                        OCC Accumulation Trust
                                                        Equity Portfolio

Templeton Variable Products Series Fund                 Templeton International
                                                        Fund

CIGNA Variable Products Group
                                                        CIGNA Money Market Fund

NOTE:  NET PREMIUM PAYMENTS MAY ALSO BE ALLOCATED TO THE FIXED ACCOUNT

VARIABLE ACCOUNT SEPARATE ACCOUNT: Corporate Insurance Variable Life Separate Account 02: A Connecticut General Life Insurance Company Separate Investment Account which was established on February 23, 1996.

                                                               POLICY SCHEDULE 2

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                                POLICY SCHEDULE 3
                    TABLE OF CHARGES AND FEES FOR THIS POLICY

PREMIUM LOADS.

[3.5%] of each premium payment to cover applicable state taxes and federal income tax liabilities, plus [3.00%] of each premium payment to cover sales and administration expenses, plus [40%] of the first year premium up to the SEC Guideline Premium Amount as shown on Policy Schedule 1, to cover acquisition expenses.

If this policy is surrendered during the first [12] months after issue a credit will be paid equal to [60%] of all premium loads previously deducted. If the policy is surrendered during the months [13 through 24], the credit will equal [30%] of all premium loads previously deducted.

In addition, in the event that the Specified Amount is increased, a premium load of [25%] of the increase in the SEC Guideline Premium Amount (based on the Insured's attained age and the increase in the Specified Amount) will be applied to premiums received during the [12] months following the increase.

ADMINISTRATIVE FEES.

[$250] deducted on the Date of Issue, plus [$8] per month, plus an asset based fee that is deducted from each Variable Account Sub-Account and the Fixed Account at the end of each Valuation Period. This fee may be changed by the Company from time to time but is guaranteed not to exceed a daily rate which is equivalent to [.30%] of the value of each account annually. As of the Date of Issue of the policy, this charge was equal to a daily rate which is equivalent to [.10%] annually.


MORTALITY AND EXPENSE RISK CHARGE.

For mortality and expense risk, an asset charge is deducted from each Variable Account Sub-Account and the Fixed Account at the end of each valuation Period. This charge may be changed by the Company from time to time, but it is guaranteed not to exceed a daily rate which is equivalent to [.90%] annually of a Sub-Account's Value. As of the Date of Issue of the policy, this charge was equal to a daily rate which is equivalent to [.85%] annually during Policy Years [1 through 10], a daily rate which is equivalent to [.35%] annually during the [11th through 15th] Policy Years, and a daily rate which is equivalent to [.05%] annually during the [16th and later] Policy Years.

In addition, Daily Fund Operating Expenses will be applied by each Fund as set forth in the prospectus for the applicable Fund(s).

TRANSFER FEE.

A transaction fee of up to [$25] will apply to each transfer in excess of [4] made during any Policy Year.

PARTIAL SURRENDER FEE. A transaction fee of [$25] will apply to each Partial Surrender Payment.


                                                               POLICY SCHEDULE 3

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                                POLICY SCHEDULE 4
               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                       PER $1000 OF THE NET AMOUNT AT RISK

SPECIAL   The actual monthly Cost of Insurance is based on the attained age
NOTE  :   (nearest birthday), and premium class of the person insured.  They will not, however, exceed the rates shown in the table below. In determining the Cost of Insurance, the Company will add the amount of the flat extra monthly insurance cost or apply the risk factor, if any, shown in the Policy Specifications. If the Insured is in a rated premium class, the Guaranteed Maximum Life Insurance Rates will be based on the rates shown below modified by such flat extra or risk factor. The rates below are based on the 1980 CSO Table B.


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
     ATTAINED AGE         MONTHLY RATE          ATTAINED AGE          MONTHLY RATE          ATTAINED AGE          MONTHLY RATE
  (nearest birthday)                         (nearest birthday)                          (nearest birthday)
--------------------------------------------------------------------------------------------------------------------------------
          --                                         45                 0.27174                  75                  4.50689
          16                0.11001                  46                 0.29259                  76                  4.99567
          17                0.11835                  47                 0.31510                  77                  5.51104
          18                0.12252                  48                 0.34095                  78                  6.04718
          19                0.12668                  49                 0.36764                  79                  6.62021
--------------------------------------------------------------------------------------------------------------------------------
          20                0.12918                  50                 0.39682                  80                  7.25222
          21                0.12918                  51                 0.43185                  81                  7.96037
          22                0.12668                  52                 0.47106                  82                  8.76448
          23                0.12502                  53                 0.51610                  83                  9.67776
          24                0.12252                  54                 0.56782                  84                 10.67951
--------------------------------------------------------------------------------------------------------------------------------
          25                0.12001                  55                 0.62372                  85                 11.75746
          26                0.11751                  56                 0.68464                  86                 12.88132
          27                0.11668                  57                 0.75056                  87                 14.05994
          28                0.11501                  58                 0.82067                  88                 15.26708
          29                0.11668                  59                 0.89664                  89                 16.52101
--------------------------------------------------------------------------------------------------------------------------------
          30                0.11668                  60                 0.98430                  90                 17.83674
          31                0.11918                  61                 1.08117                  91                 19.23899
          32                0.12168                  62                 1.19309                  92                 20.76665
          33                0.12502                  63                 1.32342                  93                 22.49837
          34                0.13168                  64                 1.47049                  94                 24.70915
--------------------------------------------------------------------------------------------------------------------------------
          35                0.13669                  65                 1.63183                  95                 27.82758
          36                0.14419                  66                 1.80659                  96                 32.78845
          37                0.15252                  67                 1.99313                  97                 41.45783
          38                0.16336                  68                 2.19146                  98                 57.95663
          39                0.17503                  69                 2.40745                  99                 90.90901
--------------------------------------------------------------------------------------------------------------------------------
          40                0.18754                  70                 2.65201                100+                 90.90901
          41                0.20254                  71                 2.96795
          42                0.21671                  72                 3.25137
          43                0.23422                  73                 3.62728
          44                0.25090                  74                 4.04883
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


                                                               POLICY SCHEDULE 4

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                                POLICY SCHEDULE 5
                          TABLE OF CORRIDOR PERCENTAGES


In the event the Guideline Premium/Corridor Percentage Test is elected for compliance with the IRC definition of life insurance, the minimum death benefit at any time is determined by multiplying the Accumulation Value of this policy as of the date of calculation by the applicable Corridor Percentage. The applicable Corridor Percentage is determined from the table below for the Insured's attained age as of the date of the calculation.

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
      ATTAINED              CORRIDOR              ATTAINED              CORRIDOR              ATTAINED             CORRIDOR
        AGE                PERCENTAGE               AGE                PERCENTAGE               AGE               PERCENTAGE
--------------------------------------------------------------------------------------------------------------------------------
         --                                          45                    215                   75                   105
         16                    250                   46                    209                   76                   105
         17                    250                   47                    203                   77                   105
         18                    250                   48                    197                   78                   105
         19                    250                   49                    191                   79                   105
--------------------------------------------------------------------------------------------------------------------------------
         20                    250                   50                    185                   80                   105
         21                    250                   51                    178                   81                   105
         22                    250                   52                    171                   82                   105
         23                    250                   53                    164                   83                   105
         24                    250                   54                    157                   84                   105
--------------------------------------------------------------------------------------------------------------------------------
         25                    250                   55                    150                   85                   105
         26                    250                   56                    146                   86                   105
         27                    250                   57                    142                   87                   105
         28                    250                   58                    138                   88                   105
         29                    250                   59                    134                   89                   105
--------------------------------------------------------------------------------------------------------------------------------
         30                    250                   60                    130                   90                   105
         31                    250                   61                    128                   91                   104
         32                    250                   62                    126                   92                   103
         33                    250                   63                    124                   93                   102
         34                    250                   64                    122                   94+                  101
--------------------------------------------------------------------------------------------------------------------------------
         35                    250                   65                    120
         36                    250                   66                    119
         37                    250                   67                    118
         38                    250                   68                    117
         39                    250                   69                    116
--------------------------------------------------------------------------------------------------------------------------------
         40                    250                   70                    115
         41                    243                   71                    113
         42                    236                   72                    111
         43                    229                   73                    109
         44                    222                   74                    107
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


                                                               POLICY SCHEDULE 5

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                                POLICY SCHEDULE 6
                       TABLE OF NET SINGLE PREMIUM FACTORS

In the event the Cash Value Accumulation Test is elected for compliance with the IRC definition of life insurance, the minimum death benefit at any time is determined by multiplying the Accumulation Value of this policy as of the date of calculation by the applicable factor. Factors shown are calculated based on the 1980 CSO Table B at 4% interest.


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
      ATTAINED                                    ATTAINED                                    ATTAINED
        AGE                  FACTOR                 AGE                  FACTOR                 AGE                 FACTOR
--------------------------------------------------------------------------------------------------------------------------------
         --                                          45            3.20722                       75           1.41716
         16            8.18748                       46            3.10502                       76           1.39137
         17            7.94475                       47            3.00663                       77           1.36715
         18            7.71199                       48            2.91188                       78           1.34434
         19            7.48608                       49            2.82074                       79           1.32273
--------------------------------------------------------------------------------------------------------------------------------
         20            7.26672                       50            2.73298                       80           1.30218
         21            7.05278                       51            2.64848                       81           1.28268
         22            6.84294                       52            2.56729                       82           1.26423
         23            6.63612                       53            2.48932                       83           1.24690
         24            6.43288                       54            2.41454                       84           1.23076
--------------------------------------------------------------------------------------------------------------------------------
         25            6.23304                       55            2.34290                       85           1.21581
         26            6.03678                       56            2.27426                       86           1.20198
         27            5.84424                       57            2.20849                       87           1.18910
         28            5.65610                       58            2.14544                       88           1.17704
         29            5.47212                       59            2.08494                       89           1.16559
--------------------------------------------------------------------------------------------------------------------------------
         30            5.29328                       60            2.02688                       90           1.15454
         31            5.11904                       61            1.97126                       91           1.14368
         32            4.94996                       62            1.91800                       92           1.13276
         33            4.78588                       63            1.86709                       93           1.12150
         34            4.62684                       64            1.81859                       94           1.10955
--------------------------------------------------------------------------------------------------------------------------------
         35            4.47330                       65            1.77245                       95           1.09675
         36            4.32471                       66            1.72855                       96           1.08300
         37            4.18126                       67            1.68677                       97           1.06854
         38            4.04283                       68            1.64694                       98           1.05389
         39            3.90950                       69            1.60889                       99           1.04000
--------------------------------------------------------------------------------------------------------------------------------
         40            3.78109                       70            1.57254                     100+           1.01000
         41            3.65740                       71            1.53787
         42            3.53843                       72            1.50525
         43            3.42377                       73            1.47404
         44            3.31349                       74            1.44468
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

                                                               POLICY SCHEDULE 6

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                                POLICY SCHEDULE 7
                                   DEFINITIONS

ACCUMULATION VALUE.  The sum of (i) the then current value of the Fixed Account,
(ii) all of the then current values of the Variable Account Sub-Accounts (i.e. the Variable Account Value), and (iii) the Loan Account Value.

DATE OF ISSUE. The date on which the policy becomes effective. The Date of Issue is shown in the Policy Schedule 1.

DUE PROOF OF DEATH. An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to the Company.

FIXED ACCOUNT. The account which provides for a guaranteed minimum interest rate. The Company may, at its discretion, credit a higher current rate of interest. Fixed Account assets are general assets of the Company and are distinguishable from those allocated to a separate account of the Company.

FUND(S). The portfolio(s) of Fund Groups whose shares are acquired for the Variable Account Sub-Accounts in which Net Premium Payments or transfers may be invested.

FUND GROUPS. The open-end management investment companies (mutual funds) registered under the Investment Company Act of 1940, as amended, (hereinafter referred to as the "1940 Act"), one or more of whose portfolio(s)' shares are made available as investment vehicles for the policies through the Variable Account Sub-Accounts.

HOME OFFICE. Connecticut General Life Insurance Company, the mailing address of which is CIGNA Individual Insurance, Routing S324, Hartford, Connecticut 06152.

IN WRITING. In a written form satisfactory to the Company and received by the Company at its Home Office.

LOAN ACCOUNT. The account in which policy Indebtedness (outstanding loans and interest) accrues once it is transferred out of the Fixed Account and Variable Account Sub-Accounts. The Loan Account is part of the Company's general account.

LOAN ACCOUNT VALUE. The value of the Loan Account, the amount which equals the Indebtedness under the policy.

MONTHLY ANNIVERSARY DAY. The day of the month, as shown in Policy Schedule 1, when the Company deducts certain charges. If that day does not occur on a Valuation Day or is nonexistent for that month, such charges will be deducted on the next Valuation Day. Monthly Anniversary Days and policy months are computed from the Date of Issue.

NET ACCUMULATION VALUE. An amount equal to the Accumulation Value less the amount of Indebtedness, if any, in the Loan Account.

NET PREMIUM PAYMENT. The amount of a premium payment, less the premium load shown in Policy Schedule 3. A Net Premium Payment is the amount available for allocation to the Fixed Account and the Variable Account Sub-Accounts.

POLICY ANNIVERSARIES AND POLICY YEARS. Twelve-month periods measured from the Date of Issue.

SEC.  The Securities and Exchange Commission.

SEC GUIDELINE ANNUAL PREMIUM.  The level annual amount as shown is Policy
Schedule 1. An amount calculated, on the Date of Issue, in accordance with SEC Rule 6e-3(T) under the 1940 Act as in effect on such date.

SUB-ACCOUNT. That portion of the Variable Account which invests in share of a specific Fund.

VALUATION DAY. Every day on which the New York Stock Exchange (NYSE) is open for business, except any day on which trading on the NYSE is restricted, or on which an emergency exists, as determined by the SEC, so that valuation or disposal of securities is not practicable.

VALUATION PERIOD. The period of time for which a Fund determines its net asset value; a Valuation Period begins on the day following a Valuation Day and ends on the next Valuation Day. A Valuation Period may be more than one day in length.

VARIABLE ACCOUNT. The account consisting of all Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets of the Company, the investment performance of which is kept separate from that of the general assets of the Company and are not chargeable with the general liabilities of the Company.

VARIABLE ACCUMULATION UNIT, UNIT. A unit of measure used in the calculation of the value of each Variable Account Sub-Account.

                                                               POLICY SCHEDULE 7

LN620

                      PREMIUM AND REINSTATEMENT PROVISIONS

PREMIUM PAYMENT. All premiums are payable at the Home Office or to an authorized agent of the Company. The first premium is due on the Date of Issue and is payable in advance. Additional premium payments may be made at any time before the Insured's age 100. Any additional premium payment will be subject to the consent of the Company and the requirements specified under the Minimum Premium and Additional Premiums provisions below. Receipts signed by the President or Secretary and duly countersigned will be furnished upon request.

MINIMUM PREMIUM. The Minimum Premium for the policy is the amount necessary to maintain a positive Surrender Value.

PLANNED PERIODIC PREMIUMS. Changes in the amounts or frequency of planned periodic premium payments will be subject to the consent of the Company, based on restrictions outlined in the Limits provision.

ADDITIONAL PREMIUMS. Additional premium payments of at least $500 each may be made up to age 100 of the Insured during the continuance of the policy. The Company reserves the right, however, to limit the amount or number of any such additional premium payments as outlined in the Limits provision below.

Unless otherwise specified by the Owner, if there is any policy Indebtedness, additional premiums paid will be used first as a loan repayment. Any excess will then be applied as an additional premium.

LIMITS. The Company will set the maximum for total premiums paid in any year, taking into account requirements in federal legislation. The Company may also require evidence of insurability if the total premiums paid in a Policy Year increase its net amount at risk.

ALLOCATION OF NET PREMIUM PAYMENTS. Net Premium Payments may be allocated to the Fixed Account and/or to Variable Account Sub-Accounts under the policy. These allocations will be subject to the Limits on Allocation of Net Premium Payments shown in Policy Schedule 1. The Net Premium Payment associated with the initial premium payment will be allocated within 3 business day of the expiration of the Right to Examine Policy provision. The initial premium payment allocation will be in accordance with the percentages specified in the original application. Subsequent Net Premium Payments will be allocated on the same basis as the previous Net Premium Payment unless the Company has been instructed in writing to change the allocation percentages.

GRACE PERIOD. If the Surrender Value on any Monthly Anniversary Day is less than the required Monthly Deduction, a Grace Period of 61 days will be granted to pay a premium sufficient to cover the required Monthly Deduction. (The Surrender Value and Monthly Deduction are described under Nonforfeiture Provisions.)

At least 31 days before the end of the Grace Period the Company will send a written notice that there is insufficient value under the policy. The notice will show the amount of premium required to prevent the policy from lapsing. The notice will be mailed to the last known addresses of the Owner and the assignee of record with the Company, if any. If such premium, as billed by the Company, is not paid within the Grace Period, all coverage under the policy will terminate without value at the end of the Grace Period. If the Insured dies during the Grace Period, the Company will deduct any overdue Monthly Deductions from the benefits.

REINSTATEMENT. After the policy has lapsed due to the expiration of a Grace Period, it may be reinstated at any time during the Insured's lifetime provided:
(a) it has not been Surrendered for cash; (b) a written application for reinstatement is submitted to the Company; (c) evidence of insurability satisfactory to the Company is furnished; (d) enough premium is paid to keep the policy in force for at least 12 months; and (e) any Indebtedness against the policy increased by any loan interest is paid or reinstated.

The effective date of the reinstated policy will be the Monthly Anniversary Day that coincides with or next follows the date the application for reinstatement is approved by the Company.

                      OWNERSHIP AND BENEFICIARY PROVISIONS

OWNER. The Owner on the Date of Issue will be the person designated in the application. If no Owner is designated on the application, this policy is owned by the Insured.

RIGHTS OF OWNER. While the Insured is alive, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or Surrender the policy to the Company as described in the Surrender provision, (b) agree with the Company to any change in or amendment to the Policy, (c) transfer all rights and privileges to another person, and (d) change the Beneficiary.

All rights and privileges of the Owner may be exercised without the consent of any Beneficiary if the Owner has reserved the right to change the Beneficiary. If the Owner has not reserved the right to

LN620
change the Beneficiary, all such rights and privileges may be exercised only with the consent of the Beneficiary.

Unless provided otherwise, if the Owner is a person other than the Insured and dies before the Insured, all rights and privileges of the Owner will vest in the Owner's executors, administrators, or assigns.

TRANSFER OF OWNER. The Owner may transfer all rights and privileges of the Owner. On the effective date of transfer, the transferee will become the Owner and will have all rights and privileges of the Owner. The Owner may revoke any transfer prior to its effective date.

Unless provided otherwise, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of the transfer.

A transfer of Ownership must be in writing. A transfer will not take effect until recorded in writing by the Company. When a transfer has been so recorded, it will take effect as of the effective date specified by the Owner. Any payment made or any action taken or allowed by the Company before the transfer is recorded will be without prejudice to the Company.

BENEFICIARY. The Beneficiary on the Date of Issue will be as designated on Policy Schedule 1.

Unless provided otherwise, the interest of any Beneficiary who dies before the Insured will vest in the Owner or the Owner's executors, administrators or assigns.

CHANGE OF BENEFICIARY. A new Beneficiary may be designated from time to time. A request for change of Beneficiary must be in writing. The request must be signed by the Owner. The request must also be signed by the Beneficiary if the right to change the Beneficiary has not been reserved to the Owner.

A change of Beneficiary will not take effect until recorded in writing by the Company. When a change of Beneficiary has been so recorded, whether or not the Insured is then alive, it will take effect as of the date the request was signed. Any payment made or any action taken or allowed by the Company before the change of Beneficiary is recorded will be without prejudice to the Company.

Unless provided otherwise, the right to change any Beneficiary is reserved to the Owner.

                           VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT AND SUB-ACCOUNTS. Assets accumulated on a variable basis are held in the Variable Account Separate Account designated in Policy Schedule 2. The Variable Account Separate Account was established by a resolution of the Company's Board of Directors as a "separate account" under governing law of Connecticut, the Company's state of domicile. The Variable Account Separate Account is registered as a unit investment trust under the 1940 Act. Under Connecticut law, the Variable Account assets (except assets in excess of its reserves and other contract liabilities) cannot be charged with the general liabilities of the Company. The Variable Account assets are owned and controlled exclusively by the Company. The Company is not a trustee with respect to those assets.

The Variable Account is divided into Sub-Accounts. Each Sub-Account's assets are invested in shares of a particular Fund of one of the Fund Groups made available as funding vehicles under this policy. For each Sub-Account, the Company maintains Variable Accumulation Units whose values reflect the investment performance of the Fund whose shares are held in the Sub-Account.

Subject to any vote by persons having the right under the 1940 Act to vote thereon, the Company may elect to (a) operate the Variable Account as a management company rather than a unit investment trust under the 1940 Act, or
(b) if registration is no longer required, to deregister the Variable Account. In such event, the Company may endorse this policy to reflect such change. The Company may also take any other necessary or appropriate action to effect the change. Any changes in Variable Account Investment policy shall have been approved by the Connecticut Insurance Commissioner. Such changes will be also be approved or filed, as required, in the state or other jurisdiction where this policy was issued.

INVESTMENT RISK. Each Sub-Account's assets are always fully invested in the shares of the particular Fund purchased for that Sub-Account. Each Sub-Account's investment performance reflects the investment performance of that Fund. Fund share values fluctuate, reflecting changes in the value of the investments underlying that Sub-Account. The Owner bears the entire Investment risk of gain or loss as to the Variable Account assets.

INVESTMENTS OF THE VARIABLE ACCOUNT SUB-ACCOUNTS. All amounts allocated to a Variable Account Sub-Account will be used to purchase shares of the specific Fund of a Fund Group used by that Sub-Account. Each Fund Group is registered under the 1940 Act as an open-end management investment company. Each Fund of that Fund Group is regulated as an open-end management investment company.

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All Funds available as Fund vehicles under this policy as of the Date of Issue are listed on Policy Schedule 2. The Company may add additional Fund Groups and additional Funds at any time. The Company may change Funds or Fund Groups in accordance with the Substituted Securities provision.

Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by the Company from a Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to that amount to be deducted.

SUBSTITUTED SECURITIES. Shares corresponding to a particular Fund may not always be available for purchase. Also, the Company may decide that further investment in such Fund is no longer appropriate in view of the purposes of the Variable Account or in view of legal, regulatory or federal income tax restrictions. In such event, shares of another registered open-end investment company or unit investment trust may be substituted both for Fund shares already purchased and/or as the securities to be purchased in the future. These substitutions must meet applicable Internal Revenue Service diversification guidelines. Any necessary regulatory or other approvals of such substitutions shall be obtained. In the event of any substitution pursuant to this provision, the Company may make appropriate endorsement(s) to this policy to reflect the substitution.

                            POLICY VALUES PROVISIONS

ACCUMULATION VALUE. The Accumulation Value equals the sum of (i) the then current value of the Fixed Account, (ii) all of the then current values of the Variable Account Sub-Accounts (i.e. the Variable Account Value), and (iii) the Loan Account Value. At any point in time, therefore, the Accumulation Value reflects (a) Net Premium Payments made, (b) interest credited under the Fixed Account, (c) the amount of any Partial Surrenders, (d) interest charged and credited under the Loan Account, (e) any transfer fees, (f) all monthly and other deductions as specified below, (g) the daily mortality and expense deduction specified under Schedule 3, and (h) any increases or decreases as a result of market performance in the Variable Account Sub-Accounts.


CALCULATION OF ACCUMULATION VALUE. On each Valuation Day after the Date of Issue, the Accumulation Value will be equal to (1), plus (2), plus (3), minus
(4), plus or minus (5) as the case may be, minus (6), minus (7), minus (8), and if the Valuation Day is the same as a Monthly Anniversary Day, minus (9), where:

(1) is the Accumulation Value on the preceding Valuation Day;

(2) is all premiums received since the preceding Valuation Day less the premium load charges from Schedule 3;

(3) is the interest credited under the Fixed Account and the Loan Account since the preceding Valuation Day;

(4) is the interest charged against the Loan Account since the preceding Valuation Day;

(5) is the gain or loss in the Variable Account Value based on market performance since the last Valuation Day;

(6) is the charges and fees associated with the value of the Fixed Account and Variable Account Sub Accounts from Schedule 2;

(7) is the amount of any Partial Surrenders since the preceding Valuation Day;

(8) is any transaction fees assessed since the preceding Valuation Day; and

(9) is the monthly deduction for the month following the Monthly Anniversary
    Day.

FIXED ACCOUNT VALUE. At any point in time, the Fixed Account Value, if any, with respect to this policy, is equal to the sum of (i) the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account, plus (ii) interest credited to such account, less (iii) the monthly deductions applied to such account, less (iv) the charges and fees associated with the value of the Fixed Account, and less (v) any Partial Surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT. The Company will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be a rate determined by the Company from time to time but will never be less than the Guaranteed Rate for the Fixed Account Value shown on Policy Schedule 1. Such rate will be established on a prospective basis and may vary by the policy issue year and duration.

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VARIABLE ACCOUNT VALUE. The Variable Account Value, if any, for any Valuation is equal to the sum of the then current values of all Variable Account Sub-Accounts under the policy. The value of each Variable Account Sub-Account is determined by multiplying:

 - the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account, by

 - the then current Variable Accumulation Unit Value of that particular Sub-Account.

CREDITING AND CANCELING VARIABLE ACCUMULATION UNITS. Upon receipt of a premium payment, all or that portion, of the Net Premium Payment to be allocated to the Variable Account Sub-Accounts will be credited in the form of Variable Account Units. Upon receipt of a request for transfer of Funds from the Fixed Account to the Variable Account Sub-Accounts, the net amount transferred will be credited in the form of Variable Account Units. The number of Variable Accumulation Units credited in connection with an allocation or transfer, is determined by dividing:

 -  the dollar amount of the transaction, by

 -  the then current Variable Accumulation Unit Value of the affected Sub-
    Account.

The amount of monthly deduction allocated to each Variable Account Sub-Account will result in the cancellation of Variable Accumulation Units from that Sub-Account. The aggregate value of the canceled Units will equal the total amount by which the Sub-Account is reduced. The number of Units canceled in connection with a monthly deduction is determined by dividing the dollar amount of the transaction by the then current Unit Value of the affected Sub-Account.

VARIABLE ACCUMULATION UNIT VALUE. The Variable Accumulation Unit Value for each Variable Account Sub-Account was established at $10.00 for the first Valuation Period of each Sub-Account. Unit Values for subsequent Valuation Periods are determined by multiplying:

 -  the most recent Unit Value of the pertinent Sub-Account, by
 - the Net Investment Factor for that Sub-Account for the current Valuation Period.

Unit Values for each Sub-Account for any Valuation Period are determined as of the end of the Valuation Period. Unit Values may increase, decrease or remain constant from Valuation Period to Valuation Period.

NET INVESTMENT FACTOR. The Net Investment Factor is an index applied to measure the investment performance of a Variable Account Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater than, less than, or equal to 1.0. The value of a Variable Accumulation Unit may, therefore, increase, decrease or remain the same.

The Net Investment Factor for any Variable Account Sub-Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

 (a)  is the net result of:

   (1) the net asset value (as described in the prospectus for the Fund) of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus
   (2) the per share amount of any dividend or other distribution declared by the Fund on the shares held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus
   (3) a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account;

 (b) is the net asset value of a Fund share held in the Variable Account Sub-Account determined as of the end of the preceding Valuation Period; and

 (c) is the asset charge factor determined by the Company for the Valuation Period to reflect the charges for administration expenses and for assuming the mortality and expense risks.

The asset charge factor for any Valuation Period is equal to the daily asset charge factor multiplied by the number of 24-hour periods in the Valuation Period. The daily asset charge factor will be determined annually by the Company. In no event may it exceed that specified in Schedule 3.

COST OF INSURANCE RATES. Monthly cost of insurance rates will be determined from time to time by the Company based on its expectations of future mortality. The rates will also be based on the Insured's attained age, sex (if applicable) and underwriting class. Any change in cost of insurance rates will apply to all individuals of the same class as the Insured. Under no circumstances will the cost of insurance rates ever be greater than those shown in Policy Schedule 4. Such guaranteed maximum rates are based on the Commissioners 1980 Standard Ordinary Mortality Table B (age nearest birthday) modified by any flat extra or risk factors for the applicable premium class.

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COST OF INSURANCE. The cost of insurance for the Insured is determined on a monthly basis. Such cost will be calculated as (1), multiplied by the Net Amount at Risk which is the result of (2) minus (3), where:

1. is the current cost of insurance rate is described in the Cost of Insurance Rates provision,

2. is the death benefit at the beginning of the policy month, and

3. is the Accumulation Value at the beginning of the policy month prior to the deduction of the cost of insurance for the current month.

MONTHLY DEDUCTION. The Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

   CHARGE (1)  is the cost of insurance (as described in the Cost of Insurance provision) and the cost of any additional benefits provided by rider for the policy month.

   CHARGE (2)  is the sum of the premium loads and fixed administration charges from Policy Schedule 3.

The amount of monthly deduction that will be deducted from the Fixed Account and each Variable Account Sub-Account will be in the same proportion that the value of each account bears to the Net Accumulation Value as of the date on which the deduction is made.

BASIS OF COMPUTATIONS. The minimum Fixed Account Value is guaranteed to be no less than that calculated based on the Commissioners 1980 Standard Ordinary Mortality Table B (age nearest birthday) with interest at the lesser of 4% per year or the 30 Day Treasury Bill Rate, compounded yearly.

All policy values are at least equal to those required on the Date of Issue by the jurisdiction in which this policy is delivered. A detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.


                          TRANSFER PRIVILEGE PROVISION

TRANSFER PRIVILEGE.  Subject to the provisions below, the Owner may:

 - transfer all or part of the Variable Account Value to the Fixed Account, and/or
 - transfer all or part of the Variable Account Value to one or more of the Variable Account Sub-Accounts then available, and/or
 - transfer all or part of the Fixed Account to one or more Variable Account Sub-Accounts,

Transfers may be made at any time the policy is in effect, other than during the Right to Examine period. Transfers must be made in writing unless other arrangements have been previously approved by the Company.

In order for a transfer to be processed as of the close of business on the date the request is received (a) the NYSE must be open for business, and (b) the transfer request must be received at the Company's Home Office prior to the time of day set forth in the prospectus. Otherwise, the transfer will be processed on the next business day the NYSE is open for business.

Transfers involving Variable Account Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount of the transaction in the affected Sub-Account. The purchase or cancellation of such Units shall be made using Unit Values of the affected Sub-Account for the Valuation Period during which the transaction is effective. Transfers to the Fixed Account will earn interest as described under the Interest Credited Under Fixed Account provision.

Transfers shall be subject to the following conditions:


 (a) Up to 4 transfers may be made during any Policy Year without charge. For each transfer in excess of 4, a transfer fee will be deducted on a pro-rata basis for the affected account. Transfer fees are set forth in
     Schedule 3.

 (b) No Partial Surrender transaction fee will be imposed on transferred amounts.

 (c) The amount being transferred may not be less than $500 unless the entire value of the account is being transferred.

 (d) The amount being transferred may not exceed the Company's maximum amount limit then in effect.

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 (e) Transfers among the Variable Account Sub-Accounts can be made at any time.

 (f) Transfers to and from the Fixed Account are subject to the Limits on Transfers as set forth in Policy Schedule 1.

 (g) Any account that has a balance that is less than, or equal to, $500 after a transfer will be allocated among the other accounts affected by the transfer. The allocation will be based on the same proportions as the transfer being effected.

 (h) Transfers involving Variable Account Sub-Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds.

                     NONFORFEITURE AND SURRENDER PROVISIONS

SURRENDER. This policy may be Surrendered during continuance of the policy and while the Insured is alive. A Surrender will take effect on the day it is recorded in writing by the Company. To exercise a cash Surrender, the Owner must notify the Company in writing. Upon Surrender, all insurance in force under this policy will terminate.

SURRENDER VALUE. The amount payable on Surrender of this policy (i.e, the "Surrender Value") will be the Net Accumulation Value on the date of Surrender plus any premium load credit if Surrender occurs within 24 months of the Date of Issue.

The Surrender Value will be paid in cash or under an elected optional mode of settlement. Any deferment of payments will be subject to the Deferment of Payments provision.

Any Surrender from a Variable Account Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the effective date of the Surrender equal to the total amount by which the Sub-Account is reduced. The cancellation of such Units will be based on the Unit Value of the affected Sub-Account as determined at the close of the Valuation Period during which the Surrender is effective.

PARTIAL SURRENDER. A Partial Surrender of this policy may be elected on any Valuation Day while the Insured is alive by submitting a request in writing unless other arrangements have been previously approved by the Company. The amount of the Partial Surrender (a) must be at least $500.00 but (b) may not exceed 90% of the Net Accumulation Value at the end of the Valuation Period during which the election becomes or would become effective. A Partial Surrender will take effect on the day it is recorded in writing by the Company.

When a Partial Surrender is made, the Accumulation Value is reduced by (a) the amount of the Partial Surrender and (b) the transaction fee as specified in
Schedule 3. The Specified Amount of this policy will also be reduced by the amount of the Partial Surrender. The Company reserves the right to limit any Partial Surrender so that the Specified Amount remaining in force will not be less than the Minimum Specified Amount.

When the Partial Surrender is processed, the amount of the Partial Surrender and the transaction fee will be deducted from the applicable Fixed Account and/or Variable Account Sub-Accounts in proportion to the then current account values. Any deferment of payments will be subject to the Deferment of Payments provision.

INSUFFICIENT VALUE. If the Surrender Value, on the day preceding a Monthly Anniversary Day is insufficient to cover the monthly deduction for the month following such Monthly Anniversary Day, the policy will terminate as provided in the Grace Period provision.


                                 LOAN PROVISIONS

POLICY LOANS. After a Surrender Value is available the Company will grant a loan against the policy provided: (a) a proper loan agreement is executed, and
(b) a satisfactory assignment of the policy to the Company is made. The loan may be for any amount up to 90% of the then current Net Accumulation Value.

The policy will be the sole security for the loan.

The amount borrowed will be paid within seven days of the Company's receipt of such request, except as the Company may be permitted to defer the payment of amounts as specified under the "Deferment of Payments" provision.

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The minimum loan amount is $500. The Company reserves the right to modify this amount in the future. The Company will effect such loan from the Fixed Account and each Variable Account Sub-Account in proportion to the then current account values, unless the Owner instructs the Company otherwise.

LOAN ACCOUNT AND LOAN ACCOUNT VALUE. The amount of any loan will be transferred out of the Fixed Account and Variable Accounts Sub-Accounts as described above. Such amount will become part of the Loan Account Value. The outstanding loan balance at any time includes accrued interest on the loan. The outstanding loan balance (i.e. Indebtedness) may be repaid at any time during the lifetime of the Insured. The minimum loan repayment is $100.00 or the amount of the outstanding Indebtedness, if less. The Loan Account Value will be reduced by the amount of any loan repayment. Loan repayments will be allocated to the Fixed Account and each Variable Account Sub-Account in the proportion in which current Net Premium Payment(s) are being allocated, unless otherwise agreed to in writing by the Owner and the Company. However, the Company reserves the right to require that amounts loaned from the Fixed Account be allocated to the Fixed Account upon repayment.

Net loan interest equals the difference between interest charged and interest credited on the Loan Account Value. Net loan interest is payable annually on each Policy Anniversary or as otherwise agreed in writing by the Owner and the Company. Such loan interest amount, if not paid when due, will be transferred out of the Fixed Account and each Variable Account Sub-Account in proportion to the then current account value, unless both the Owner and the Company agree otherwise.

INTEREST RATE CHARGED ON LOAN ACCOUNT VALUE. Loan interest charged on the Loan Account Value will be at a rate equivalent to 5% per year, payable in arrears.

INTEREST RATE CREDITED ON LOAN ACCOUNT VALUE. The interest rate used to credit interest to the Loan Account Value may vary, but will not be less than 3.8% per year.

INDEBTEDNESS. The term Indebtedness means money which is owed on this policy because of a loan against this policy. Indebtedness includes interest accrued, but not paid, on a policy loan. A loan, whether or not repaid, will have a permanent effect on the Net Accumulation Value and on the death benefits. Any Indebtedness at the time of settlement will reduce the proceeds. Indebtedness may be repaid in whole or in part at any time during the lifetime of the Insured. An Indebtedness will be a first lien on the policy in favor of the Company.

If at any time the total Indebtedness against the policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value, the policy will thereupon terminate without value subject to the conditions in the Grace Period provision. A notice will be sent at least 31 days before the end of the Grace Period to the Owner and to any assignees that this policy will terminate unless the Indebtedness is repaid. After the policy has lapsed due to the expiration of a Grace Period, it can be reinstated only if any Indebtedness against the policy, increased by any loan interest, is paid or reinstated.

                          INSURANCE COVERAGE PROVISIONS

EFFECTIVE DATE OF COVERAGE. The effective date of this policy will be the Date of Issue provided the initial premium has been paid (1) while the Insured is alive, and (2) prior to any change in health or insurability of the Insured as represented in the original application.

For any increase or addition to coverage, the effective date will be the Monthly Anniversary Day that coincides with or next follows the day the supplemental application is approved by the Company provided (a) sufficient Accumulation Value exists under the policy to cover the cost for the increase or (b) sufficient premium for the increase or addition has been paid.

For any insurance that has been reinstated, the effective date will be the Monthly Anniversary Day that coincides with or next follows the day the application for reinstatement is approved by the Company, provided the Insured is alive on such a day.

TERMINATION OF COVERAGE. All coverage under this policy will automatically terminate upon whichever of the following occurs first:

  1.  The Owner surrenders the policy.
  2.  The Insured dies.
  3. The Grace Period ends and the necessary premium payment has not been made prior to such time.

Any Monthly Deduction made after termination of coverage will not, by itself, be considered a reinstatement of the policy nor a waiver by the Company of the termination. Any such deduction will be refunded.

DEATH BENEFIT. If the Insured dies while the policy is in force, the Company will pay a death benefit based upon the Death Benefit Option in effect on the date of death, less (a) any Indebtedness

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against the policy, and (b) the amount of any Partial Surrenders. The Death Benefit Options available under this policy are as follows:

OPTION A The death benefit will equal the greater of the Specified Amount plus the Accumulation Value or the Minimum Death Benefit.

OPTION B The death benefit will equal the greater of the Specified Amount or the Minimum Death Benefit.

OPTION C The death benefit will equal the greater of the Specified Amount plus the sum of the premiums paid or the Minimum Death Benefit.

Unless the application for the policy indicates otherwise, or a change in the Death Benefit Option is effected as provided below, the Company will consider Death Benefit Option B to be the option in effect.

MINIMUM DEATH BENEFIT. The Minimum Death Benefit is an amount determined by the Company equal to that required by the Internal Revenue Code to maintain this contract as a life insurance policy. At the time of application, the Owner will elect the test for determining compliance with the IRC definition of life insurance. The selection will be designated on Policy Schedule 1 and cannot be changed after the policy's Date of Issue. The Owner may select either:

 (a) The Guideline Premium/Corridor Percentage Test: where the Accumulation Value is multiplied by the corridor percentage (at the Insured's attained age) shown on Policy Schedule 5, or

 (b) The Cash Value Accumulation Test: where the Accumulation Value is multiplied by the Net Single Premium Factor (at the Insured's attained age) shown on Policy Schedule 6.

CHANGES IN AMOUNT OF DEATH BENEFIT. Unless provided otherwise, a change in death benefit may be effected at any time while the policy is in force, subject to (a) the consent of the Company and (b) the following conditions:

1. All such changes must be requested in writing.

2. If a decrease in the Specified Amount is requested, the decrease will become effective on the Monthly Anniversary Day that coincides with or next follows receipt of the request provided any requirements as determined by the Company are met.

   In such event, the Company will reduce the existing Specified
   Amount against the most recent increase first. The Company will then make reductions against the next most recent increases successively. Finally, the Company will make reductions against insurance provided under the original application. The Company reserves the right to limit the amount of any decrease so that the Specified Amount will not be less than the Minimum Specified Amount shown in the Policy Specifications.

3. If an increase in the Specified Amount is requested:

   (a) a supplemental application must be submitted and evidence of insurability satisfactory to the Company must be furnished;

   and

   (b) any other requirements as determined by the Company must be met.

   If the Company approves the request, the increase will become effective upon
   (i) the Monthly Anniversary Day that coincides with or next follows the date the request is approved by the Company and (ii) the deduction from the Accumulation Value (in proportion to the then current account values of the Fixed Account and/or Variable Account Sub-Accounts) of the first month's cost of insurance for the increase provided the Insured is alive on such a day.

4. If a request is made to change the death benefit from:

   Option B to Option A:

   (a) the Specified Amount will be reduced to equal the death benefit, less the Accumulation Value, as of the effective date of change;

   Option B to Option C:

   (a) the Specified Amount will be changed to equal the death benefit less premiums paid as of the effective date of change;

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      Option A to Option B:

   (a) the Specified Amount will be increased to equal the death benefit as of the effective date of change;

   Option A to Option C:

   (a) the Specified Amount will be reduced to equal the death benefit less premiums paid as of the effective date of change;

   Option C to Option B:

   (a) the Specified Amount will be increased to equal the death benefit as of the effective date of change;

   Option C to Option A:

   (a) the Specified Amount will be changed to equal the death benefit less the Accumulation Value as of the effective date of change;

and,

   (b) the effective date will be the Monthly Anniversary Day that coincides with or next follows the date of receipt of the request for change.

The Company will not allow a decrease in the amount of insurance below the minimum amount required to maintain the contract as a life insurance policy under the Internal Revenue Code.

EXTENSION OF COVERAGE. If the Insured is alive at age 100 and there is then a positive Surrender Value, the Company:

a) will immediately reduce the death benefit to the Minimum Death Benefit required for the policy to continue to qualify as life insurance under the Internal Revenue Code, and
b) The policy will continue in force and the death benefit will be paid as defined in the "Payment of Proceeds" provision, upon receipt of due proof of the Insured's death.

                               GENERAL PROVISIONS

THE POLICY. The policy and the application for the policy (including any supplemental applications for additional Specified Amounts) constitute the entire contract between the parties. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. No statement will be used in defense of a claim under the policy unless it is contained in the application, and a copy of the application is attached to the policy when issued or modified.

Only the President, a Vice President, a Secretary, a Director or an Assistant Director of the Company may make or modify this policy.

The policy is executed at the Home Office of the Company, the post office address of which is Hartford, Connecticut 06152.


NON-PARTICIPATION.  The policy is not entitled to share in surplus distribution.

NOTICE OF CLAIM. Due proof of death should be furnished to the Company within 30 days, or as soon as reasonably possible, after the death of the Insured. Such notice shall be given by or on behalf of the Owner to the Company at its Home Office.

PAYMENT OF PROCEEDS.  Proceeds, as used in this policy, means the amount payable
(a) upon the Surrender of this policy, or (b) upon the death of the Insured.

If the policy is Surrendered, the proceeds will be the Surrender Value described in the Nonforfeiture and Surrender Provisions section. The proceeds payable upon the Insured's death are described in the Insurance Coverage Provisions. If the Insured dies during the Grace Period, the Company will pay the death benefit proceeds in effect immediately prior to the Grace Period reduced by any overdue monthly deductions.

The proceeds are subject to the adjustments described in the following provisions:

 1.      Misstatement of Age or Sex, if applicable;
 2.      Incontestability;
 3.      Suicide;
 4.      Grace Period;
 5.      Indebtedness; and
 6.      Partial Surrender.

When settlement is made, the Company may require return of the  policy.

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DEFERMENT OF PAYMENTS. Any amounts payable as a result of loans, Surrender, or Partial Surrenders will be paid within 7 days of the Company's receipt of such request. Payment of amounts from the Variable Account Sub-Accounts, however, may be postponed when the NYSE is closed or when the SEC declares an emergency. Additionally, the Company reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by the Company. During any such deferred period the amount payable will bear interest as required by law. Surrender payments will not be deferred if the amount is to be applied to the payment of premiums on policies with the Company.

MISSTATEMENT OF AGE. If the age of the Insured is misstated, the Company will adjust the death benefit and Accumulation Value. The adjustment process will recalculate all such benefits and values to the amounts that would have been calculated for the correct age using the rates that were in effect at the time of each monthly anniversary. The process will begin with the recalculation based on the rates in effect on the Issue Date. Each succeeding recalculation will be based on the rates in effect on the corresponding monthly anniversary.

SUICIDE. Suicide of the Insured, whether sane or insane, within 2 years from the Date of Issue, is a risk not assumed under the policy. In such an event, the Company will pay to the Beneficiary an amount equal to the premiums paid less any Indebtedness against the policy and any Partial Surrenders, and the policy will no longer be in force.

Suicide of the Insured, whether sane or insane, within 2 years from the effective date of any increase in the Specified Amount, is a risk not assumed under the policy. In such event, the Company will pay to the Beneficiary a refund of the monthly charges for the cost of such increase in insurance and the death benefit will be based on the Specified Amount before such increase was made.

INCONTESTABILITY. Except for nonpayment of Monthly Deductions, this policy will be incontestable after it has been in force during the Insured's lifetime for 2 years from its Date of Issue. This means that the Company will not use any misstatement in the application to challenge a claim or avoid liability after that time. Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the Insured's lifetime.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be limited to (a) a period of 2 years from the date of reinstatement and (b) material misrepresentations made in the reinstatement application.

ANNUAL REPORT. The Company will send a report to the Owner at least once a year without charge. The report will show the Accumulation Value as of the reporting date and amounts deducted from or added to the Accumulation Value since the last report. The report will also show (a) the current death benefit, (b) the current policy values, (c) premiums paid and all deductions made since the last report, and (d) outstanding policy loans.

PROJECTION OF BENEFITS AND VALUES. The Company will provide a projection of illustrative future death benefits and Surrender Values at any time upon written request. The first projection provided during a Policy Year will be at no charge. Each additional projection during that Policy Year may be subject to
payment of a reasonable service fee.   The fee payable will be the one then in
effect for this service. The illustration will be based on (a) assumptions as to Specified Amount(s), type of coverage option(s) and future planned periodic premium payments, and (b) such other assumptions (e.g. mortality and interest) as are necessary and specified.

CHANGE OF PLAN. This policy may be exchanged for any flexible premium adjustable life insurance policy offered by the Company's Corporate Insurance Department subject to the following conditions: (a) evidence of insurability satisfactory to the Company is furnished, (b) the premium for the new policy is determined according to the Company's rates then in effect for that policy based on the Insured's then attained age and (c) the request for the exchange is received by the Company within 24 months from the Date of Issue of this policy. The new policy shall have the same Specified Amount, Date of Issue, Issue Age, and Surrender Value as this policy as of the date of exchange. The new policy will not take effect until the date all such requirements are met.

POLICY CHANGES - APPLICABLE LAW. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, the Company reserves the right to return any premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by the Company. Further, the Company reserves the right to make changes in this policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.

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                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY
                              HARTFORD, CONNECTICUT


                          ADDITIONAL INSURANCE BENEFIT

This benefit is made part of the policy to which it is attached if it is listed in the Policy Specifications. The amount of insurance in force under this benefit is the Additional Specified Amount for the benefit shown on the Policy Specifications page of the Base Policy, subject to the following provisions.

DEFINITIONS:

Base Policy - the policy to which this benefit is attached
The Company - Connecticut General Life Insurance Company
Grace Period - as defined in the Base Policy
Home Office - 900 Cottage Grove Road, Hartford, CT  06152
Insured - as listed on Policy Specifications page of the Base Policy


BENEFITS. The Company agrees to pay the Beneficiary the Additional Specified Amount in force under this benefit on the date of the Insured's death. Payment will be made upon receipt of due proof of the Insured's death during the continuance of the Base Policy and this benefit.

DEATH BENEFIT. The death benefit of the Base Policy is modified to include the Additional Specified Amount under this benefit. The death benefit options of the Base Policy are amended as follows:

Option A The death benefit is the greater of (1) and (2) where

         (1) is the Base Policy Specified Amount plus the Additional Specified Amount plus the Base Policy Accumulation Value, and
         (2)  is the Minimum Death Benefit as defined in the Base Policy.

Option B The death benefit is the greater of (1) and (2) where

         (1) is the Base Policy Specified Amount plus the Additional Specified Amount, and
         (2)  is the Minimum Death Benefit as defined in the Base Policy.

Option C The death benefit is the greater of (1) and (2) where

         (1) is the Base Policy Specified Amount plus the Additional Specified Amount plus the sum of the premiums paid, and
         (2)  is the Minimum Death Benefit as defined in the Base Policy.

The company reserves the right to increase the Base Policy Specified Amount and reduce, by an equal amount, the Additional Insurance Benefit, if such action is required to ensure that this contract continues to meet the definition of life insurance as defined by the Internal Revenue Code.

COST OF INSURANCE. The initial cost of insurance for the coverage provided under this benefit will be deducted on the Effective Date of the benefit. Subsequent cost of insurance under this benefit will be deducted on a monthly basis. Such cost is calculated as (1) multiplied by the excess of (2) over (3) where:

(1) is the cost of insurance rate as described in the Cost of Insurance Rates provision.
(2) is the Additional Specified Amount in force at the beginning of the Base Policy month.
(3) is equal to the greater of zero or the excess of (4) over (5), where
(4) is the Accumulated Value at the beginning of the policy month prior to the deduction of the cost of insurance for the current month, and
(5) is the Specified Amount of the Base Policy.

COST OF INSURANCE RATES. Monthly cost of insurance rates will be determined by the Company based on its expectations as to future mortality experience. Any change in cost of insurance rates will apply to all individuals of the same class as the Insured. Under no circumstances will the cost of insurance rates ever be greater than those derived from the Table of Guaranteed Maximum Cost of Insurance Rates in the Base Policy. Such guaranteed maximum rates are based on the Commissioners 1980 Standard Ordinary Mortality Table B (age nearest birthday) modified by any flat extra or risk factors for the applicable premium class.

CHANGES IN AMOUNT OF DEATH BENEFIT. Unless provided otherwise, a change in the death benefit may be effected under this benefit, subject to (a) the consent of the Company and (b) the following conditions:

1. All such changes must be requested in writing on a form satisfactory to the Company and filed at the Home Office.

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2. If a decrease in the death benefit is requested, the decrease will become effective on the Monthly Anniversary Day that coincides with or next follows receipt of the request provided any requirements as determined by the Company are met.

    In such event, the Company will reduce the existing Additional Specified Amount against the most recent increase first. The Company will then make reductions against the next most recent increases successively. Finally, the Company will make reductions against insurance provided under the original application.

3. If an increase in the death benefit is requested, a supplemental application must be submitted and evidence of insurability satisfactory to the Company must be furnished; and

    If the Company approves the request, the increase will become effective upon
    (i) the Monthly Anniversary Day (of the Base Policy) that coincides with or next follows the date the request is approved by the Company and (ii) the deduction from the cash value of the first month's cost of insurance for the increase and Charge (3) as described under the "Monthly Deduction" provision in the Base Policy.

TERMINATION. This benefit and all insurance provided under it will terminate automatically upon the date the Base Policy terminates. If, however, the Base Policy is reinstated prior to the Date of Expiry, this benefit will likewise be reinstated.

EFFECTIVE DATE. This benefit becomes effective as of the Date of Issue of the Base Policy unless a later date is shown on the Policy Specifications page of the Base Policy. If the Effective Date of this benefit is later than the Date of Issue of the Base Policy, the periods specified in the "Suicide" and "Incontestability" provisions will be measured from the Effective Date of this benefit.

PARTIAL SURRENDER. The Partial Surrender provision of the Base Policy is modified such that for the purpose of this provision the Additional Specified Amount is considered part of the Specified Amount of the Base Policy. The Additional Specified Amount will always be decreased or eliminated before any decrease is effected to the original Specified Amount of the Base Policy.

GENERAL PROVISIONS. Except as provided above, this benefit is subject to all terms of the Base Policy.



                  /s/ Thomas C. Jones
                      President

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                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY
                              HARTFORD, CONNECTICUT


                               SEX-DISTINCT RIDER


This rider is made part of the policy to which it is attached (the "Base Policy") if it is listed in the Policy Specifications. The rider will convert the unisex Base Policy to a sex-distinct contract.

All values in the Base Policy which are calculated using 1980 CSO Table B will, by reason of this rider, be calculated based on the sex-distinct 1980 CSO Tables.

Tables and/or Schedules affected by the change, and so amended, are listed below:

    Table of Guaranteed Maximum Life Insurance Rates per $1000
    Table of Net Single Premium Factors

The MISTATEMENT OF AGE provision in the Base Policy shall be revised as follows:

     MISSTATEMENT OF AGE OR SEX. If the age and/or sex of the Insured is misstated, the Company will adjust the death benefit and Accumulation Value. The adjustment process will recalculate all such benefits and values to the amounts that would have been calculated for the correct age and/or sex using the rates that were in effect at the time of each monthly anniversary. The process will begin with the recalculation based on the rates in effect on the Issue Date. Each succeeding recalculation will be based on the rates in effect on the corresponding monthly anniversary.

This rider will be effective as of the Date of Issue of the Base Policy.

Except as amended above, this rider is subject to all terms of the Base Policy.




                     /s/ Thomas C. Jones
                         President

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Endorsements

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
           Variable life insurance payable upon death of the Insured.
                     Surrender Value payable upon Surrender.
                     Flexible Premiums.  Non-Participating.
                Investment results reflected in policy benefits.

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